Exhibit 107
CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

WEST PHARMACEUTICAL SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.25 per share	Other	2,000,000	$242.94	$485,880,000.00	0.00015310	$74,388.23
Total Offering Amounts					$485,880,000.00		$74,388.23
Total Fee Offsets							—
Net Fee Due							$74,388.23
(1)  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of the Registrant’s common stock, par value $0.25 per share (the “Common Stock”), as may become issuable to prevent dilution in the event of stock splits, stock dividends, recapitalization or similar transactions.

(2)   Represents shares of Common Stock issuable pursuant to the West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan (as Amended and Restated as of May 6, 2025) being registered pursuant to this Registration Statement.

(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low prices of common stock of the Registrant on the New York Stock Exchange on August 13, 2025.